Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is dated as of August 10, 2005, between Mines Management, Inc, an Idaho corporation (the “Company”), and James H. Moore (“Executive”), residing at 13924 E. Arrowleaf Lane, Spokane, WA 99206 and is effective as of April 1, 2005 (the “Effective Date”).

W I T N E S S E T H   T H A T:

WHEREAS, the Company desires to hire Executive as the Chief Financial Officer and Treasurer for the Company upon and subject to the terms herein provided; and

WHEREAS, Executive has represented that he has the requisite experience and competence to perform and supervise financial, accounting, and administrative services for the Company; and

WHEREAS, Executive is willing to agree to be employed by the Company for the period and upon and subject to the terms herein provided;

NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:

Section 1.  Term of Employment; Compensation.  The Company agrees to employ James H. Moore from the Effective Date, in the full time capacity of Chief Financial Officer and Treasurer of the Company, with the responsibilities normally associated with such position, and employment shall continue until terminated as hereafter provided.  The Company will pay Executive for his services at an annual rate of one hundred thousand twenty dollars ($120,000), payable in arrears, in equal installments, in accordance with standard Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law.  Executive’s performance will be evaluated annually.  Executive shall also be entitled to participate in all employee benefit plans of the Company on the same terms and conditions as other employees similarly situated, subject to the Company’s right, in any event, to modify or terminate such plans.  The Company shall pay Executive’s individual medical and dental insurance premiums and shall provide paid monthly parking.  In addition, Executive shall be eligible to receive such stock options as may be recommended by the Compensation Committee of the Board of Directors (the “Board”) and approved by the Board.

Section 2.  Office and Duties.  Executive shall have the usual duties of a corporate officer and shall have responsibility to provide financial and accounting services, to supervise the finance and administrative functions for the Company, to participate in the management and direction of the Company’s financial and business operation and shall perform such specific other tasks consistent with Executive’s position as a member of  senior management, as may from time to time be assigned to Executive by the Chief Executive Officer of the Company.  Executive’s primary duties initially will focus on Securities and Exchange Commission (“SEC”) reporting and compliance, establishment and oversight of corporate governance programs as mandated by the Sarbanes-Oxley Act of 2002, as amended, and the SEC rules and regulations relating thereto, treasury function, asset management and preservation, and capital financing..  Executive shall devote substantially all of his business time, labor, skill, undivided attention, and best ability to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company on a full time basis.  Executive shall not directly or indirectly pursue any other business activity, without the

Company’s prior written consent.  Executive agrees that he will travel to whatever extent is reasonably necessary in the conduct of the Company’s business.

Section 3.  Expenses.  Executive shall be entitled to reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefor in accordance with such procedures as the Company has heretofore or may hereafter establish.

Section 4.  Vacation During Employment.  Executive shall be entitled to such reasonable vacations as may be allowed by the Company in accordance with general practices established or to be established, but in any event not less than fifteen (15) days of vacation during each twelve(12) month period plus usual statutory and other public holidays, the timing of such vacation to be mutually agreed upon between Executive and the Company.  The Company recommends that all employees take vacation, but if duties of Executive prevent him from taking said vacation, Executive shall be paid for any unused vacation at the end of each year. Unused vacation time will not be accrued and carried from year to year.

Section 5.  Additional Benefits.  Nothing herein contained shall preclude Executive, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans that the Company may hereafter in its sole and absolute discretion make available generally to its employees.

Section 6.  Termination of Employment.  Notwithstanding any other provision of this Agreement, Executive’s employment may be terminated:

(a)

At any time, without cause, by the Chief Executive Officer of the Company.  In the event the Executive’s employment is so terminated, or is deemed to have been so terminated pursuant to Section 6(e), any stock options granted but not vested shall vest immediately.  In addition, following any such termination or deemed termination without cause, the Company shall provide health benefits substantially similar to those provided by the Company prior to termination for a period of twenty-four (24) months following the date of termination.

(b)

By the Company upon thirty (30) days’ notice to Executive if he should be prevented by illness, accident, or other disability (mental or physical) from discharging his duties hereunder for one or more periods totaling three (3) months during any consecutive twelve (12) month period.  Executive’s stock options shall vest immediately and shall be exercisable by Executive in accordance with the terms of applicable Company stock option plan.

(c)

In the event of Executive’s death during the term of his employment, the Company’s obligation to pay further compensation hereunder shall cease forthwith, except that Executive’s legal representative shall be entitled to receive his fixed compensation for the period of three (3) months after the month in which Executive’s death shall have occurred.  Executive’s stock options shall vest immediately and shall be exercisable by Executive’s heirs, trust, executors, administrators or personal representatives in accordance with the terms of the applicable Company stock option plan.

(d)

By the Company, at any time for Cause, as defined herein.  In the event of termination for Cause Executive shall not be entitled to receive any salary or benefits from and after the date of termination for Cause.  Any monies owed by the Company to Executive up to the date of termination for Cause shall be paid to Executive.

For purposes of this Agreement, the term “Cause” shall mean termination by the Company of Executive due to:  (i) engaging in illegal conduct, including but not limited to fraud or embezzlement; (ii) being convicted of a felony; (iii) engaging in substance abuse which impairs Executive’s ability to perform the duties and obligations of his employment or causes harm to the reputation of the Company; (iv) the willful breach of Executive’s duties to the Company: or (v) engaging in conduct which in the sole opinion of management of the Company is deemed to be detrimental to the Company.

(e)

In the event of a Change of Control, as defined below, Executive’s employment shall be deemed to have been terminated without cause and the Company shall be obligated to pay the Executive a lump sum amount equal to twenty four (24) months of Executive’s then-current salary, within ten (10) days of such termination.

(f)

As used in this Agreement, “Change in Control” shall mean an Ownership Change Event. An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:  (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction involving the sale, exchange, or transfer of all or substantially all of the assets of the Company, the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be.  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities.  The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.  Notwithstanding the preceding sentence, a Change in Control shall not include a distribution or transaction in which the voting stock of the Company or a Parent or Subsidiary is distributed to the shareholders of a Parent of such entity.  Any change in ownership resulting from an underwritten public offering of the Common Stock or the stock of any Parent or Subsidiary shall not be deemed a change in control for any purpose hereunder.

Section 7.  Proprietary Information.  Executive hereby grants to the Company all right, title, and interest in and to any information concerning discoveries; methods; business plans and practices; enterprises; explorations; mining information; plant design, location, or operation; or any other information affecting the business operations of the Company and any invention, discovery, or improvement conceived or reduced to practice in connection with the services performed hereunder

(“Proprietary Information”).  Executive will keep signed, witnessed, and dated written records of all such inventions, discoveries, or improvements; will furnish the Company promptly with complete information in respect thereof, and will do all things necessary to protect the interests of the Company therein.

Section 8.  Confidentiality.  Executive shall not, either during the period of his employment with the Company or for a period of two years thereafter, reveal or disclose to any person outside the Company or use for his own benefit, without the Company’s specific written authorization, whether by private communication or by public address or publication or otherwise, any information not already lawfully available to the public concerning any Proprietary Information, whether or not supplied by the Company, and whether or not made, developed, and/or conceived by Executive or by others in the employ of the Company.  All originals and copies of any of the foregoing, relating to the business of the Company, however and whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company without in each instance first obtaining written consent or authorization of the Company.  Upon the termination of Executive’s employment in any manner or for any reason, Executive shall promptly surrender to the Company all copies of any of the foregoing, together with any other documents, materials, data, information, and equipment belonging to or relating to the Company’s business and in his possession, custody, or control, and Executive shall not thereafter retain or deliver to any other person, any of the foregoing or any summary or memorandum thereof.

Section 9.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or three (3) days after mailing if mailed by first-class, registered, or certified mail, postage prepaid, addressed (a) if to Executive, James H. Moore, 13924 E. Arrowleaf Lane, Spokane, WA 99206, and (b) if to the Company, Glenn Dobbs, President, Mines Management, Inc. 905 W. Riverside Ave. Suite 311, Spokane, WA 99201, or to such other person(s) or address(es) as the Company shall have furnished to Employee in writing.

Section 10.  Assignability.  If the Company shall be merged with, or consolidated into, any other corporation, or in the event that it shall sell and transfer substantially all of its assets to another corporation, the terms of this Agreement shall inure to the benefit of, and be assumed by, the corporation resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred.  This Agreement shall not be assignable by Executive, but it shall be binding upon and to the extent provided in Section 6 shall inure to the benefit of, his heirs, executors, administrators, and legal representatives.

Section 11.  Entire Agreement.  This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter thereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

Section 12.  Expenses.  Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement, except as otherwise herein specifically provided.

Section 13.  Equitable Relief.  Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 7 or 8 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law.  If Executive engages in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remunerations, or moneys or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Executive that such parties may have under this Agreement or applicable law.

Section 14.  Waivers and Further Agreements.  Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.  Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

Section 15.  Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent, or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent, or discharge is sought.

Section 16.  Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

Section 17.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 18.  Section Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 19.  General Provisions.

(a)

Executive further agrees that his obligations under Sections 7, 8, and 9 of this Agreement shall be binding upon him irrespective of the duration of his employment by the Company, the reasons for any cessation of his employment by the Company, or the amount of his compensation and shall survive the termination of this Agreement (whether such termination is by the Company, by Executive, upon expiration of this Agreement or otherwise).

(b)

Executive represents and warrants to the Company that he is not now under any obligations to any person, firm, or corporation, and has no other interest that is inconsistent or in conflict with this Agreement, or that would prevent, limit or impair, in any way, the performance by him of any of the covenants or his duties in his employment.

Section 20.  Gender.  Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

Section 21.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the law of Washington.  Venue for any action arising from or in connection with this Agreement shall be in Spokane County, Washington.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Mines Management, Inc.

/s/ Glenn M Dobbs

By:

Name:

Glenn M. Dobbs

Title:

President and CEO

Executive:

/s/ James H Moore

James H. Moore